Exhibit 3

                                 AMENDMENT NO. 1
              TO WARRANT CERTIFICATES FOR THE PURCHASE OF SHARES OF COMMON STOCK OF AMERICAN MOBILE SATELLITE CORPORATION


                  AMENDMENT, dated as of April 1, 1999, to each of those Warrant Certificates dated as of March 31, 1998 (the "Warrants" and capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Warrants), issued by American Mobile Satellite Corporation (the "Company") to each of Hughes Electronics Corporation, Singapore Telecommunications Ltd. and Baron Capital Partners, L.P. (collectively, the "Holders").

                              W I T N E S S E T H:

                  WHEREAS, the Company previously issued to the Holders Warrants that represented in the aggregate the right to purchase 1,000,000 shares of Common Stock at an Exercise Price of $12.51 per share;

                  WHEREAS, the Company, the Holders and AMSC Acquisition Company, Inc. have entered into Amendment No. 2 to Guaranty Issuance Agreement dated as of March 29, 1999 related to the elimination of certain financial covenants contained in the Guaranty Issuance Agreement ("Amendment No. 2 to Guaranty Issuance Agreement"); and

                  WHEREAS, as contemplated by Amendment No. 2 to Guaranty Issuance Agreement, the parties hereto desire to amend certain terms of the Warrants.

                  NOW, THEREFORE, the undersigned parties hereto agree as follows:

                  SECTION 1. Amendment.

                           Section 1 of each of the Warrants is hereby amended
                  by modifying the definition of "Exercise Price" to read in its entirety as follows:

                                    "Exercise Price" means initially $7.50 per
                  Warrant Share, as adjusted from time to time.

                  SECTION 2. Reaffirmance. Except as expressly amended hereby, the terms of the Warrants remain unchanged and the Warrants, as amended hereby, are in full force and effect.

                  SECTION 3. Issuance of Replacement Warrant. Upon the request of any Holder, the Company promptly shall issue a new Warrant, incorporating the amendments effected hereby to replace the presently outstanding Warrant held by such Holder.


NY2:\377855\01\83JZ01!.DOC\53356.0056

                  IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment No. 1 by its duly authorized officer as of the day and year first set forth above.



AMERICAN MOBILE SATELLITE CORPORATION        SINGAPORE TELECOMMUNICATIONS LTD.

By: /s/ Randy Segal                          By: /s/ Hoh Wing Chee
    ---------------------------------            -------------------------------
    Name: Randy Segal                            Name: Hoh Wing Chee
    Title: Senior Vice President                 Title: CEO
                                                        (International Ntework)



BARON CAPITAL PARTNERS, L.P.,                HUGHES ELECTRONICS CORPORATION
      a Delaware limited partnership
                                             By: /s/ Mark A. McEachen
                                                 -------------------------------
By: Baron Capital Management, Inc.,              Name: Mark A. McEachen
      a General Partner                          Title: Corporate Vice President
                                                        & Treasurer
By : /s/ Ronald Baron
     --------------------------------
     Name: Ronald Baron
     Title: Chief Executive Officer &
            Chairman







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